Exhibit 99.1

FOR IMMEDIATE RELEASE

ATTENTION: BUSINESS/FINANCIAL EDITORS

MEDIA CONTACT:

KRISTYNA MUNOZ

(312) 917-8343

KRISTYNA.MUNOZ@NUVEEN.COM

Nuveen Commodity Funds Announce Plan to Liquidate

Liquidation Expected to be Completed by December 30, 2016

CHICAGO, December 9, 2016 – Nuveen, an operating division of TIAA Global Asset Management, today announced that Nuveen Diversified Commodity Fund (NYSE MKT: CFD) and Nuveen Long/Short Commodity Total Return Fund (NYSE MKT: CTF) intend to liquidate and distribute their net assets to shareholders. Each fund expects to delist its shares at the close of business on Friday, December 23, 2016, after which time there will be no secondary market for the funds’ shares. Each fund intends to make a single liquidating distribution of its net assets on Friday, December 30, 2016 (Liquidation Date). The funds may begin liquidating positions at any time prior to the Liquidation Date, and when that process begins, they will not be managed in accordance with their investment objectives.

Shareholders had previously approved a plan to convert the funds into exchange-traded funds (ETFs) in an effort to seek closer alignment between the funds’ share price and net asset value. The conversion required approval of a new exchange rule by the Securities and Exchange Commission. Although Nuveen expected to obtain the necessary approval, Nuveen determined that the funds’ future growth prospects as ETFs had diminished over the course of the extended regulatory approval process period and especially more recently, and that it was in the best interest of shareholders to not undertake the conversion and instead liquidate the funds.

Information about the funds’ pricing and performance will continue to be available on Nuveen’s website through year end. Access to Schedule K-1s and information for the 2016 tax year is expected to be provided by the end of the first full week of March, 2017, and will be made available on Nuveen’s website. In accordance with Commodity Futures Trading Commission rules applicable to the funds, each fund will furnish a final audited liquidation statement to shareholders within 90 days after the Liquidation Date.

Investments in shares of the funds are subject to investment risk, including the possible loss of the entire amount invested. The funds currently invest primarily in commodity futures contracts and options on commodity futures contracts, which have a high degree of price variability and are subject to rapid and substantial price changes. The funds could incur significant losses on their commodity investments. The funds are not mutual funds or any other type of “investment company” within the meaning of the Investment Company Act of 1940, as amended, and are not subject to regulation thereunder. For more information about the funds, including a more complete description of risks, please see the funds’ website, which is publicly available at no charge. The information and other content contained on or linked from the funds’ website is not incorporated by reference in each fund’s prospectus and should not be considered a part of each fund’s prospectus.

This is not a solicitation to buy or sell the funds’ shares, nor is it a solicitation of any proxy. The funds do not presently offer any new shares for sale; existing shares trade on the NYSE MKT.

Nuveen Commodities Asset Management, LLC, a wholly-owned subsidiary of Nuveen, is the manager of the funds and is registered as a commodity pool operator with the Commodity Futures Trading Commission. Nuveen provides investment solutions designed to help secure the long-term goals of individual investors and the financial advisors who serve them. Through the expertise and capabilities of TIAA Global Asset Management’s high-caliber investment managers, Nuveen is committed to providing world-class consultative services and advice that align with client needs. Nuveen is an operating division of TIAA Global Asset Management. For more information, please visit Nuveen’s website at www.nuveen.com.

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